Exhibit 10.1

Performance-Based Restricted Stock Unit Award Agreement

Granted by

METROPOLITAN BANK HOLDING CORP.

under the

METROPOLITAN BANK HOLDING CORP.

AMENDED AND RESTATED
2022 EQUITY INCENTIVE PLAN

This Performance-Based Restricted Stock Unit Award Agreement (“Agreement”) is and shall be subject in every respect to the provisions of the Amended and Restated 2022 Equity Incentive Plan (the “Plan”) of Metropolitan Bank Holding Corp, (the “Company”) which are incorporated herein by reference and made a part hereof, unless superseded by the provisions of this Agreement, including Exhibit A.  A copy of the Plan has been provided to each Participant granted a performance-based restricted stock unit award (the “Performance Award”) pursuant to the Plan.  The holder of this Performance Award (the “Participant”) hereby accepts this Performance Award, subject to all the terms and provisions of the Plan, this Agreement and Exhibit A, and agrees that all decisions under and interpretations of the Plan and this Agreement by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) or the Board shall be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  Except where the context otherwise requires, the term “Company” shall include the parent and all present and future subsidiaries of the Company as defined in Section 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).  Capitalized terms used herein but not defined shall have the same meaning as in the Plan.

1.	Name of Participant:
2.	Date of Grant:
3.	Total number of Performance Awards covered by the Award:

The total number of Performance Awards to be issued may decrease depending on whether the performance measures, as set forth in Exhibit A attached hereto (the “Performance Measures”), are satisfied.

4.	Vesting Schedule; Issuance of Stock.

The number of Performance Awards that will vest, if any, shall be determined as of each applicable vesting date, in accordance with the formulation and vesting schedule set forth in Exhibit A attached hereto.  In furtherance of the foregoing, such number of Performance Awards will be determined based on the level of attainment of Performance Measures during the Performance Period, as follows:

4.1	Performance Period. The “Performance Period” for this Award consists of the _________________ fiscal year. During the month of February in the year immediately following the Performance Period, the Committee shall meet to evaluate the Company and Participant’s performance for the Performance Period with respect to the Performance Measures set forth on Exhibit A hereto. The total number of Performance Awards that vest in accordance with the formulation and vesting schedule specified in Exhibit A hereto will depend on whether and to what extent the Performance Measures have been satisfied, as determined by the Committee. The Committee shall thereafter report its determination to the Board and to the Participant. Following the Committee’s determination in accordance with the foregoing, the number of Performance Awards earned by the Participant will be credited to the Participant’s account maintained on the books and records of the Company on behalf of the Participant, subject to the terms of the Plan and this Agreement.
4.2	Vesting Schedule. Except as otherwise provided in this Agreement, all or a portion of this Performance Award shall vest in annual installments over a three year period in accordance with the vesting schedule specified in Exhibit A attached to this Agreement.
4.3	Acceleration of Vesting. In addition to Section 4.2 of this Agreement, vesting of earned Performance Awards will automatically accelerate upon the occurrence of an event set forth in Section 7 and Section 8 of this Agreement, in accordance with the terms set forth therein.
4.4	Issuance of Stock. Subject to the terms and conditions of the Plan and this Agreement, the Performance Awards will be settled in shares of Stock in connection with each vesting date in accordance with the following schedule: (a) with respect to the tranche of Performance Awards that vest on ______, on or after the _______ vesting date but not later than ______, (b) with respect to the tranche of Performance Awards that vest on ______, on or after the ______ vesting date but not later than ______, and (c) with respect to the tranche of Performance Awards that vest on ______, on or after the ______ vesting date but not later than ______ (in each case, the “Settlement Date”).
4.5	No Fractional Shares. In no event shall any fractional shares be issued in connection with the vesting of Performance Awards pursuant to this Agreement. Accordingly, the total number of shares of Stock to be issued pursuant to the vesting of Performance Awards shall, to the extent necessary, be rounded down to the next whole share in order to avoid the issuance of a fractional share. For the avoidance of doubt, the settlement of all Performance Awards that vest under the Award shall be made solely in shares of Stock.
5.	Performance Awards.

Each Performance Award represents the right to receive one share of Stock on the date determined in accordance with this Agreement and the Plan.

6.	Dividends and Voting Rights.
6.1	No Dividends Payable on Awards. No dividends or dividend equivalents shall be paid on the Performance Awards. Following the vesting of and conversion of Performance Awards to Stock of the Company, the Participant shall be entitled to any dividends declared on such Stock on the same basis as other stockholders.
6.2	No Voting Rights. The Participant shall have no voting right with respect to any Performance Award granted hereunder. Following the vesting of and conversion of Performance Awards to Stock, the Participant shall be entitled to vote such Stock on the same basis as other stockholders.
7.	Accelerated Vesting on Change in Control, Death or Disability.
7.1	In the event of a Change in Control that occurs during the Performance Period, all of the non-vested Performance Awards will become fully earned and vested immediately at “Target” (as used herein, “Target” means ______ Performance Awards, the total number of Performance Awards covered by this Award). In the event of a Change in Control that occurs following the end of the Performance Period, any earned but non-vested Performance Awards will become vested immediately. In the event of a Change in Control, the Settlement Date for conversion of all Performance Awards that vest in accordance with the foregoing into Stock shall be the date of the Change in Control.
7.2	In the event of the Participant’s death or Disability during the Performance Period or following the end of the Performance Period and prior to the Committee’s determination of the achievement of the Performance Measures for the Performance Period, the Participant (or the Participant’s beneficiary, as applicable) shall be entitled to such number of Performance Awards for the Performance Period based on the Committee’s determination of the Participant’s achievement of the Performance Measures for the period from the beginning of the Performance Period to the last day of the quarter ending prior to the Participant’s death or Disability, such determination by the Committee shall be made in accordance with Section 4.1 of this Agreement. The Committee’s determination shall be made no later than 30 days after the Participant’s death or Disability and if such determination is not made within 30 days after the Participant’s death or Disability, the Performance Awards will become fully earned and vested immediately at “Target.” In the event of the Participant’s death or Disability after the end of the Performance Period and after the Committee’s determination of the achievement of the Performance Measures for the Performance Period, any earned but non-vested Performance Awards shall vest immediately and the Participant (or the Participant’s beneficiary) shall be entitled to those shares. The Settlement Date of all Performance Awards that vest in accordance with this Section 7.2 shall be no later than 60 days after the Participant’s death or Disability.
8.	Effect of Other Terminations of Service on Award.
8.1	Termination by the Company for Cause. In the event the Participant’s employment with the Company is terminated by the Company for Cause, all unearned and/or unvested Performance Awards will be forfeited by Participant as of the date of Participant’s termination (the “Termination Date”).
8.2	Termination by the Company without Cause, Participant’s Termination for Good Reason or Participant’s Termination by Retirement. In the event Participant’s employment is terminated by the Company without Cause, the Participant terminates employment for Good Reason (as defined in ______) or the Participant terminates employment by Retirement (as defined below) during the Performance Period, the Performance Awards will become fully earned and vested immediately at “Target” adjusted on a pro rata basis for the period of the Performance Period during which the Participant was employed by the Company. In the event Participant’s employment is terminated by the Company without Cause, the Participant terminates employment for Good Reason or the Participant terminates employment by Retirement following the end of the Performance Period, any earned but unvested Performance Awards will vest immediately. The Settlement Date of all Performance Awards that vest in accordance with this Section 8.2 shall be no later than 60 days after the Termination Date. For purposes of this paragraph, “Retirement” shall mean the Participant’s retirement from employment with the Company on or after the attainment of age 65 with at least 10 years of service with the Company, and subject to all applicable provisions of the Employment Agreement in regards to such a retirement from employment.
8.3	Termination by Participant. If Participant terminates Service prior to the vesting date for any reason not set forth in this Section 8 or Section 7 above, all unearned and/or unvested Performance Awards will be forfeited and all vested Performance Awards will be issued to the Participant in Stock no later than 60 days after the Termination Date.
9.	Adjustment Provisions.

This Performance Award shall be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 2.5(b) of the Plan and as otherwise provided in the Plan.

10.	Miscellaneous.
10.1	No Performance Award shall confer upon the Participant any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and the Stock is issued to the Participant.
10.2	This Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Participant.
10.3	Prior to actual receipt of the awarded shares of Stock that become issuable hereunder, the Participant may not transfer any interest in the Performance Award or the underlying shares of Stock to be awarded hereunder. Any awarded shares underlying Performance Awards that vest hereunder but which otherwise remain unissued at the time of the Participant’s death may be transferred pursuant to the provisions of the Participant’s will or the laws of inheritance or applicable beneficiary designation.
10.4	This Agreement and the terms of the Performance Awards shall be governed by and construed in accordance with the laws of the state of New York, without regard to its principles of conflicts of laws, except as superseded by federal law.
10.5	This Agreement is subject to all laws, regulations and orders of any governmental authority that may be applicable thereto and, notwithstanding any of the provisions hereof, the Company will not be obligated to issue any shares of Stock hereunder if the issuance of such shares would constitute a violation of any such law, regulation or order or any provision thereof.
10.6	The granting of Performance Awards in accordance with this Agreement does not confer upon the Participant any right to be retained in the employ of the Company or any subsidiary.
10.7	Notwithstanding any provision to the contrary and solely to the extent necessary to comply with Section 409A of the Code, if the Participant is a “specified employee” within the meaning of Section 409A of the Code and any payment or distribution of shares of Stock with respect to the Performance Awards are payable due to the Participant’s “separation from service” within the meaning of Section 409A of the Code (hereinafter, referred to as a “Separation from Service”), no payment or distribution of shares of Stock with respect to the Performance Awards shall be made within with the first six months following the Participant’s Separation from Service. Rather, such payment or distribution of shares of Stock shall be made on the first day of the seventh month following the Participant’s Separation from Service.
11.	Collection of Withholding Taxes.

The Company shall collect the employee portion of the FICA taxes (Social Security and Medicare) with respect to the Performance Awards (including additional amounts paid due to Dividend Equivalents) at the time the Performance Awards vest hereunder. The FICA taxes shall be based on the fair market value of the Common Stock underlying the Performance Awards on the Vesting Date.  Unless the Participant delivers a separate check payable to the Company in the amount of the FICA taxes required to be withheld from the Participant, the Company shall withhold those taxes from the Participant’s wages.

The Company shall collect the federal, state and local income taxes required to be withheld with respect to the Common Stock issued in accordance with the terms of the Plan; and the withholding shall not exceed the amount necessary to satisfy the withholding requirements.

12.	Section 409A of the Code.

It is the intention of the parties that the provisions of this Agreement comply with the requirements of Section 409A of the Code and Treasury Regulations thereunder, to the extent applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf as of the date of grant of this Performance Award set forth above.

METROPOLITAN BANK HOLDING CORP.

By:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing Performance Award and agrees to the terms and conditions hereof, including the terms and provisions of the Amended and Restated 2022 Equity Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Company’s Amended and Restated 2022 Equity Incentive Plan and related Prospectus.

PARTICIPANT